Exhibit 99.1

UDR Appoints Kevin C. Nickelberry to Board of Directors

Denver, CO., September 13, 2021 – UDR, Inc. (the "Company") (NYSE: UDR), a leading multifamily real estate investment trust, today announced the appointment of Kevin C. Nickelberry to its Board of Directors effective September 10, 2021.  Mr. Nickelberry will serve as an independent director. His appointment expands the Company’s Board to 10 members.

“We are excited to welcome Kevin to UDR’s Board,” said Jim Klingbeil, Lead Independent Director and Chairman of the Nominating Committee.  Mr. Klingbeil continued, “Kevin is a highly-accomplished senior executive with valued expertise in human capital management, corporate governance, and capital allocation and strategy. His appointment brings valuable perspectives to our Board and we expect Kevin to be a vital contributor toward UDR’s continued long-term success and its ability to execute on strategic goals.”

Mr. Nickelberry, 50, is a Managing Director and Co-Head of Private Equity Co-Investments at GCM Grosvenor and has over 25 years of private equity origination, execution, and post-acquisition experience. Prior to joining GCM Grosvenor, Mr. Nickelberry worked at Investcorp International where he was a Managing Director in the private equity group and a member of the firm’s Investment Committee. He also served as a Board member for several portfolio companies where he assisted management teams in the development of post-acquisition strategies and the execution of strategic plans.

Previously, Mr. Nickelberry executed growth equity and leveraged buyout investments at J.P. Morgan Partners and began his career in the investment banking division at Goldman, Sachs & Co. He is a current member of the Board of Directors of the Northside Center for Child Development in New York City. Mr. Nickelberry received his Master’s in Business Administration from Harvard University’s Graduate School of Business Administration and his Bachelor of Arts in Business Administration from Morehouse College.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate communities in targeted U.S. markets. As of June 30, 2021, UDR owned or had an ownership position in 54,667 apartment homes including 1,417 homes under development. For over 49 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.

Contact: UDR, Inc.

Trent Trujillo

ttrujillo@udr.com

720-283-6135